Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Charter Communications, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-163357) on Form S-8 of Charter Communications, Inc. and subsidiaries (the Company) of our report dated March 13, 2009, except as to Note 25 and Note 28, as to which the date is November 30, 2009, with respect to the consolidated balance sheets of the Company as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the Current Report of Form 8-K of the Company dated December 4, 2009.

Our report dated March 13, 2009 except for Note 25 and Note 28, as to which the date is November 30, 2009, on the consolidated financial statements contains an explanatory paragraph that refers to the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51 and Financial Accounting Standards Board Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).

/s/ KPMG LLP

St. Louis, Missouri
December 4, 2009